Exhibit 99.2

May 24, 2010

Eagle Rock Completes Sale of Minerals Business; Eliminates Subordinated Units and Incentive Distribution Rights

Houston -  Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) (NASDAQ: EROC) announced today that it has completed the initial steps in a series of transactions intended to reduce the Partnership’s outstanding debt, improve its liquidity position and simplify its capital structure.

On May 24, 2010, Eagle Rock completed the sale of its fee mineral and royalty interests business to an affiliate of Black Stone Minerals Company, L.P. (“Black Stone Minerals”) for approximately $171.6 million in cash after purchase price adjustments made to reflect an effective date for the sale of January 1, 2010, pursuant to the terms of the Purchase and Sale Agreement dated December 21, 2009 between wholly-owned subsidiaries of the Partnership and Black Stone Minerals.   Eagle Rock retained approximately $2.9 million of cash from net revenues received after the effective date from the fee mineral and royalty interests business.  Further upward or downward adjustments to the purchase price may occur post-closing to reflect customary true-ups. Eagle Rock intends to use the net proceeds from the transaction primarily to pay down outstanding borrowings under the Partnership’s revolving credit facility.

Also on May 24, 2010, affiliates of Natural Gas Partners contributed to Eagle Rock all of the outstanding incentive distribution rights and the 20,691,495 outstanding subordinated units in Eagle Rock.  Upon the contribution, Eagle Rock cancelled those interests and adopted an amended and restated partnership agreement, which provides for the elimination of the subordinated units and incentive distribution rights, as well as the elimination of the related concepts of a minimum quarterly distribution, arrearages on the common units and a subordination period.

In connection with the completion of these transactions, Eagle Rock issued 4,825,211 common units to an affiliate of Natural Gas Partners in a private placement, priced at approximately $6.01 per common unit.

The simplification of Eagle Rock’s capital structure was approved by a majority of Eagle Rock’s unaffiliated unitholders on May 21, 2010.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Senior Financial Analyst

This news release may include “forward-looking statements”. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future, including any statements related to the intended goals of the recapitalization transactions or uses of proceeds from the minerals business sale, are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date. For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the SEC for the year ended December 31, 2009, and the Partnership’s Forms 10-Q, filed with the SEC for subsequent quarters, as well as any other public filings and press releases.